SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): November 12, 2001

                             EQUIVEST FINANCE, INC.

             (Exact name of registrant as specified in its charter)

        DELAWARE                    333-29015                   59-2346270
     (State or other               (Commission            (I.R.S. Employer
       jurisdiction                File Number)           Identification No.)
     of incorporation)

                100 NORTHFIELD STREET
               GREENWICH, CONNECTICUT                         06830
         (Address of principal executive offices)           (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

ITEM 1.    CHANGES IN CONTROL OF REGISTRANT

                     Not Applicable.

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

                     Not Applicable.

ITEM 3.    BANKRUPTCY OR RECEIVERSHIP

                     Not Applicable.

ITEM 4.    CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                     Not Applicable.

ITEM 5.    OTHER EVENTS


Item 5.  Other Events

                  Press Release

                             Equivest Finance, Inc.
               Announces Third Quarter Net Income of $0.6 million
                           and EPS of $0.02 per share


         Greenwich, Connecticut (Business Wire) - November 12, 2001. Equivest Finance, Inc. (NASDAQSC:EQUI) announced today net income of $0.6 million, or $0.02 per share fully diluted, for the third quarter of 2001. Revenues for the third quarter were $32.6 million. For the nine months ended September 30, 2001, net income was $6.5 million, or $0.21 per share fully diluted, on revenues of $92.3 million. Equivest operates hotels and vacation ownership resorts at 29 locations along the eastern and Gulf coasts of the United States and in St.
Thomas, USVI, with more than 84,000 owners of vacation interests in its properties. Equivest also operates a specialty finance company providing financing for consumer purchases of vacation intervals in its own resorts and those of independent developers.

         The Company had net income of $3.5 million, or $0.12 per share fully diluted, on revenues of $46.3 million during the quarter ended September 30, 2000. For the nine months ended September 30, 2000, the Company had net income of $8.7 million, or $0.29 per share fully diluted, on revenues of $122.6 million.

         During the nine months ended September 30, 2001, the Company reduced aggregate indebtedness by $39.7 million. Total liabilities at September 30, 2001 were $313.2 million, while total liabilities less the sum of cash and net notes receivable ("Net Debt") were $71.8 million. This represents a reduction of 15% from Net Debt of $84.5 million at September 30, 2000. At September 30, 2001 the Company's overall total debt/equity ratio was 2.7:1, compared with 3.4:1 at September 30, 2000. Net worth at September 30, 2001 represented 22.8% of total assets, compared with 19.2% at September 30, 2000. Book value per share rose from $2.99 at September 30, 2000 to $3.26 at September 30, 2001.

         For the nine months ended September 30, 2001, the Company had a pretax profit margin (excluding one-time asset sales and including deferred revenues, or "Adjusted Pretax Margin") of 13.1%, compared with an Adjusted Pretax Margin of 12.2% for the nine months ended September 30, 2000. Adjusted Pretax Margin was 17.7% for the six months ended June 30, 2001, but fell to 4.5% for the third quarter, reflecting in part the overall impact of the extraordinary events during the third quarter of 2001.

         During the third quarter of 2001, the Company's results were substantially adversely affected by the sharp reduction in travel that followed the terrorist attacks in New York City and Washington, D.C. on September 11, 2001. Both rental occupancies and the number of tours by potential timeshare purchasers declined severely following the attacks. Because of the sudden nature of the terrorist strikes, unlike seasonal downturns, the Company did not have any advance opportunity to implement personnel or other cost reductions. Certain timeshare marketing costs that had already been incurred represented an abnormally high percentage of sales volume because of the sharp decline in the number of tours by prospective purchasers and resulting lower gross sales revenues. The Company cannot identify the overall cost of these extraordinary events with any degree of certainty. However, during the portion of the third quarter prior to September 11, the Company's operations were generally consistent with operations during the six months ended June 30, 2001, with lower revenues than 2000, but higher profit margins.

         Most of the Company's resort network of 29 properties are "drive-to" resorts, with the exception of its properties in St. Thomas, USVI, and to a lesser degree New Orleans, LA. The Company generally expects that in times of economic or security uncertainty, local "drive-to" resorts will not be as greatly affected as more distant "fly to" resorts. On an overall basis, approximately 78% of the Company's total of just over 800,000 annual room nights in its resorts are pre-sold to more than 84,000 owners of vacation intervals. The Company owns approximately 22% of total room inventory in its resorts, or just over 180,000 room nights per year, which it rents to hotel guests for transient stays, as well as providing rental services for owner weeks on a fee basis. Since the end of the third quarter, occupancy levels throughout the Company's network have improved in varying degrees at different locations. The Company does not have any way to determine whether the partial recovery in occupancy levels to date will continue, or the degree to which it will be successful in increasing occupancy and tour levels.

         During the third quarter, the Company continued its program of selling surplus land and other assets acquired in previous acquisitions. During the quarter it sold VOI inventory in Branson, Missouri, along with certain additional developable land, to an unaffiliated sales and marketing organization, reducing debt by approximately $2.5 million. The Branson resort was originally developed by the Company's Peppertree subsidiary, and was not compatible with the Company's objectives for resort locations. Equivest Capital, the Company's finance arm, will provide financing for future consumer receivables generated by sale of these VOIs by the purchaser. The Company recorded a loss of approximately $0.2 million on this transaction, which amount may be recovered in the future as this inventory is sold by the purchaser. The Company anticipates selling one or more additional tracts of land or other surplus improved facilities over the next twelve months.

         During the third quarter, the Company reviewed its note receivable portfolio in light of the possible onset of a recession. The overall portfolio has $245.6 million of loans, of which $144.4 million are consumer notes relating to purchases of VOIs in the Company's own resorts ("Consumer Notes"), while the balance relate to third party consumer notes ($97.0 million) or acquisition and development loans ($4.2 million). The Company uses its "Target Reserve Methodology" ("TRM") to determine the appropriate level of reserves for possible defaults on its Consumer Notes. TRM applies target reserve percentages ranging from 5% for all current notes to 95% for notes with payments 90 days past due against actual aging of the note portfolio at any given time.(1)

         At September 30, 2001 the Company's target under TRM for reserves on Consumer Notes was $7.0 million, while actual reserves for this purpose were $9.5 million, representing an actual reserve level of approximately 137% of targets. Reserves of $9.5 million at September 30, 2001 were more than 580% of the total of $1.6 million in Consumer Notes that were 90 days or more past due at that time.

         Total reserves and overcollateralization at September 30, 2001 of $32.3 million were 13.2% of the total loan portfolio (including both Consumer Notes and third party notes), compared with $33.7 million or 12.1% at September 30, 2000. The Company also wrote off past due loans more aggressively in the third quarter compared with the comparable period in 2000, resulting in a lower level of nonperforming loans compared to the third quarter of 2000. Total 90 day past due loans of the Company at September 30, 2001 were $2.6 million, or 1.0% of the total portfolio, compared to $4.8 million or 1.7% of the portfolio at September 30, 2000. At September 30, 2001 total reserves and overcollateralization of $32.3 million represented more than 1,200% coverage of the total volume of 90 day past due loans, compared to coverage of 700% at September 30, 2000. In addition, the Company has reduced its portfolio of third party construction loans from $20.1 million at September 30, 2000 to approximately $4.2 million at September 30, 2001.

         The TRM methodology has been employed for several years, and the Company believes the target reserve levels required by this methodology have provided ample reserve coverage to date. However, the Company does not have significant data regarding the historic level of consumer note defaults during economic downturns. Therefore, during the third quarter the Company added approximately $4 million to its provisions for loan losses on Consumer Notes. This represents approximately the amount of write-offs against reserves that would occur if the Company experienced an entire year of consumer note defaults at a rate of 125% of the average annual rate of note defaults over the last decade. In addition, the Company anticipates continuing a heightened level of provisioning over the next several quarters compared with levels during 2000 or the first half of 2001, though current loan loss provisions are already significantly in excess of the amount of note defaults that would otherwise be expected at average historic levels.


--------
(1) At September 30, 2001 the Company also held $97.0 million in notes relating to consumer purchases of VOIs in third party resorts. The Company has the right to require each independent developer to repurchase all defaulted notes, and in addition the Company holds reserves specific to each developer.

         The Company's main liquidity facility for financing consumer notes is a 5-year committed $150 million facility with limited recourse to the Company. At September 30, 2001 the Company had total outstanding notes under this facility of $131.5 million. Given the relative stability of the aggregate size of the portfolio, the Company expects this line to be adequate in size to its needs for the foreseeable future, although the Company and its lender are discussing a possible expansion of this facility. The Company is also free to securitize or otherwise sell consumer notes out of the facility, without contracting the size of the facility. To date the Company has not found any such alternative to be cost-effective compared to use of the existing facility.

         As previously reported, during the third quarter CapitalSource Finance LLC purchased approximately $35 million of debt of the Company to CS First Boston, thereby extinguishing all remaining debt to CS First Boston approximately five months prior to its maturity. Approximately $24.5 million of the new CapitalSource debt matures in August 2005, while approximately $7 million of CapitalSource debt matures in August of 2004. The Company will receive a 5% discount on repayment of each individual CapitalSource loan, subject to certain conditions the Company expects to satisfy.

         In November 1999 the Company borrowed $20.7 million from the Bank of America, N.A., to finance the cash portion of the purchase price of an acquisition. At September 30, 2001, the remaining balance on this loan was $13.6 million, which amount is due in February 2003. The Company made a mandatory $1 million principal payment prior to its due date on November 1, 2001, and has already paid $0.9 million of an additional $2.5 million principal payment due in February 2002. The Company anticipates completing the February 2002 payments due to Bank of America, as well as all other scheduled principal amortization and interest payments.

         CERTAIN STATEMENTS IN THIS PRESS RELEASE ARE FORWARD-LOOKING. THEY MAY BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS OR PHRASES SUCH AS "BELIEVE," "EXPECT", "ANTICIPATE," "SHOULD," "PLANNED," "ESTIMATED," AND "POTENTIAL." THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE COMPANY'S CURRENT EXPECTATIONS. THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR SUCH FORWARD-LOOKING STATEMENTS. IN ORDER TO COMPLY WITH THE TERMS OF THE SAFE HARBOR, THE COMPANY NOTES THAT A VARIETY OF FACTORS COULD CAUSE ACTUAL RESULTS AND EXPERIENCE TO DIFFER MATERIALLY FROM THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. THE RISKS AND UNCERTAINTIES THAT MAY AFFECT THE OPERATIONS, PERFORMANCE, DEVELOPMENT, AND RESULTS OF THE COMPANY'S BUSINESSES INCLUDE A DOWNTURN IN THE REAL ESTATE CYCLE, LACK OF AVAILABLE QUALIFIED PROSPECTS TO TOUR THE COMPANY'S RESORTS, COMPETITION FROM OTHER DEVELOPERS, LACK OF APPROPRIATE SITES FOR FUTURE DEVELOPMENTS, FAILURE TO COMPLETE CONSTRUCTION IN A TIMELY AND COST-EFFICIENT MANNER, OR OTHER FACTORS WHICH RESULT IN LOWER SALES OF VACATION OWNERSHIP INTERESTS, POSSIBLE FINANCIAL DIFFICULTIES OF ONE OR MORE OF THE DEVELOPERS WITH WHOM THE COMPANY DOES BUSINESS, INCLUDING THE RISK OF CARRYING NON-PERFORMING ASSETS OR LOSSES IF DEFAULTED LOANS PROVE TO HAVE INSUFFICIENT COLLATERAL BACKING, FLUCTUATIONS IN INTEREST RATES, PREPAYMENTS BY CONSUMERS OR INDEBTEDNESS, INABILITY OF DEVELOPERS TO HONOR REPLACEMENT OBLIGATIONS FOR DEFAULTED CONSUMER NOTES, AND COMPETITION FROM ORGANIZATIONS WITH GREATER FINANCIAL RESOURCES.

For Information Contact:


         Gerald L. Klaben, Jr., Chief Financial Officer  (203) 618-0065

                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                   Sept. 30, 2001         December 31, 2000
                                                                                   ---------------        -----------------
ASSETS                                                                               (Unaudited)
                                                                                     -----------
--------------------------------------------------------------------------
     Cash and cash equivalents                                                         $   1,950             $   4,805
     Receivables, net                                                                    239,411               258,950
     Inventory                                                                            87,194                95,578
     Property and equipment, net                                                          21,013                21,580
     Goodwill, net                                                                        42,835                44,109
     Other assets                                                                         13,352                11,952

                                                                              -------------------  --------------------
Total Assets                                                                          $  405,755            $  436,974
                                                                              ===================  ====================

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------
LIABILITIES
     Accounts Payable and Other Liabilities:
         Accounts payable                                                              $   5,979             $   9,624
         Accrued expenses and other liabilities                                           27,063                23,194
         Income Taxes                                                                     31,449                29,975
                                                                              -------------------  --------------------

           Total Accounts Payable and Other Liabilities                                   64,491                62,793
                                                                              -------------------  --------------------

     Notes payable                                                                       248,669               288,375

                                                                              -------------------  --------------------
Total Liabilities                                                                        313,160               351,168
                                                                              -------------------  --------------------

STOCKHOLDERS' EQUITY
     Cumulative  Redeemable  Preferred  Stock--Series  2
     Class A, $3 par  value; 15,000 shares authorized,
       11,650 and 10,000 shares issued and outstanding at
       September 30, 2001 and December 31, 2000,
       respectively
                                                                                              35                    30
      Common Stock, $.01 par value; 50,000,000 shares
      authorized, 28,377,870 and 28,089,722  shares  issued
      and  outstanding  at  September  30,  2001 and December
      31, 2000, respectively                                                                 284                   281
     Additional paid-in capital                                                           64,202                62,246
     Retained earnings                                                                    28,074                23,249
                                                                              -------------------  --------------------
Total Stockholders' Equity                                                                92,595                85,806
                                                                              -------------------  --------------------
Total Liabilities and Stockholders' Equity                                            $  405,755            $  436,974
                                                                              ===================  ====================


                                       6



                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                  (Dollars in thousands except per share data)

                                                       Three months ended                       Nine months ended
                                                          September 30,                            September 30,
                                                        2001         2000 (1)                2001          2000 (1)
                                                        ----         --------                ----          --------
                                                    (unaudited)     (unaudited)         (unaudited)    (unaudited)
Revenues:
  Timeshare interval sales                         $  19,010        $  31,086             $ 49,708         $  77,400
  Interest                                             8,739            9,891               27,126            28,677
  Resort operations                                    4,652            4,793               14,770            14,830
  Other income                                           228              481                  685             1,649
                                             ---------------- ----------------     ----------------  ----------------
     Total revenues                                   32,629           46,251               92,289           122,556

Expenses:
  Provision for doubtful accounts                      4,265            2,451                7,521             6,141
  Interest                                             4,134            6,550               14,704            19,144
  Cost of timeshare intervals sold                     4,626            7,598               11,568            18,551
  Depreciation and amortization                        1,226            1,195                3,518             3,562
  Sales and marketing                                  9,978           16,434               24,665            42,354
  Resort management                                    3,831            3,058                9,574             9,251
  Loss on sale of asset                                  241              ---                  696               ---
  General and administrative                           3,178            2,760                8,818             8,488
                                             ---------------- ----------------     ----------------  ----------------
     Total expenses                                   31,479           40,046               81,064           107,491
                                             ---------------- ----------------     ----------------  ----------------
Income before provision for taxes                      1,150            6,205               11,225            15,065

Provision for income taxes                               525            2,675                4,750             6,400
                                             ---------------- ----------------     ----------------  ----------------
Net income                                            $  625         $  3,530             $  6,475          $  8,665
                                             ================ ================     ================  ================


Basic earnings per share                             $  0.02          $  0.12              $  0.21           $  0.29
Diluted earnings per share                           $  0.02          $  0.12              $  0.21           $  0.29


(1) Certain amounts from prior year have been reclassified to conform to current year classifications


                                       7



                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                             Selected Financial Data

                                                        Three months ended                  Nine months ended
                                                           September 30,                      September 30,
                                                       2001              2000             2001              2000
                                                       ----              ----             ----              ----
                                                   (unaudited)         (unaudited)      (unaudited)       (unaudited)
Revenues:
As a percentage of total revenues:
  Timeshare interval sales                             58.2 %            67.2 %           53.8 %            63.2 %
  Interest                                             26.8 %            21.4 %           29.4 %            23.4 %
  Resort operations                                    14.3 %            10.5 %           16.0 %            12.2 %
  Other income                                          0.7 %             0.9 %            0.8 %             1.2 %
                                             ---------------   ---------------   --------------   ------------------
     Total revenues                                   100.0 %           100.0 %          100.0 %           100.0 %
Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals sold                     24.3 %            24.4 %           23.3 %            24.0 %
  Sales and marketing                                  52.5 %            52.9 %           49.6 %            54.7 %
  Provision for doubtful accounts (1)                  21.7 %             7.9 %           14.3 %             7.9 %
As a percentage of interest income:
  Interest                                             47.3 %            66.2 %           54.2 %            66.8 %
As a percentage of resort operations:
  Resort management                                    82.4  %           63.8 %           64.8 %            62.4 %

As a percentage of total revenues:
  Provision for doubtful accounts (2)                   0.4 %             0.0 %            0.4 %             0.0 %
  Depreciation and amortization                         3.8 %             2.6 %            3.8 %             2.9 %
  General and administrative                            9.7 %             6.0 %            9.6 %             6.9 %
                                             ---------------   ---------------   --------------   ------------------

     Total expenses                                    96.5 %            86.6 %           87.8 %            87.7 %
                                             ---------------   ---------------   --------------   ------------------
Income before taxes                                     3.5 %            13.4 %           12.2 %            12.3 %

Provision for income taxes                              1.6 %             5.8 %            5.1 %             5.2 %
                                             ---------------   ---------------   --------------   ------------------
Net income                                              1.9 %             7.6 %            7.1 %             7.1 %

(1) Based on provision for doubtful receivables recorded on timeshare development.
(2) Based on provision for doubtful receivables recorded on timeshare financing.




                                       8

                                          EQUIVEST FINANCE, INC. and SUBSIDIARIES
                                                  Selected Financial Data
                                                  (Dollars in thousands)

                                                                     September 30,            September 30,
                                                                        2001                     2000
                                                                        ----                     ----

A&D loans                                                              $  4,184                $  20,097
Purchased receivables                                                    65,584                   81,562
Hypothecation loans                                                      26,793                   26,703
Consumer loans, owned                                                   144,433                  146,812
Other loans                                                               4,627                    2,855
                                                               -----------------        -----------------
   Total loans outstanding                                            $ 245,621                $ 278,029


Specific reserves                                                     $  15,255                $  17,577
General reserves                                                         10,376                   10,176
Overcollateralization                                                     6,713                    5,955
                                                               -----------------        -----------------
   Total reserves and overcollateralization                           $  32,344                $  33,708

   Total reserves and overcollateralization as
     % of total loans                                                     13.2%                    12.1%

Chargebacks                                                               4,735                    4,488

Chargebacks as % of Consumer Financings (1)                                5.1%                     4.1%


Allowance for doubtful accounts, beginning of year
                                                                      $  11,763                $  10,073
Provision for loan losses                                                 7,521                    6,141
Allowance related to an acquisition                                         -0-                      501
Charges to allowance for doubtful accounts                              (8,908)                  (6,539)
Charges against specific developer reserves                                 -0-                      -0-
                                                               -----------------        -----------------
Allowance for doubtful accounts, end of period                        $  10,376                $  10,176



(1)  Consumer Financing includes purchased receivables and hypothecation loans.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                            EQUIVEST FINANCE, INC.

Date: November 15, 2001                 By:    /S/GERALD L. KLABEN, JR.
                                             ----------------------------------
                                        Name:  GERALD L. KLABEN, JR.
                                        Title: SENIOR VICE PRESIDENT & CFO



                                        10